QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NAUTILUS, INC.
(Name of Registrant as Specified In Its Charter)

SHERBORNE INVESTORS LP, SHERBORNE INVESTORS GP, LLC,
SHERBORNE INVESTORS MANAGEMENT LP, SHERBORNE INVESTORS MANAGEMENT GP, LLC,
SHERBORNE STRATEGIC FUND A, LLC, SHERBORNE STRATEGIC FUND B, LLC,
NOTTINGHAM INVESTORS LLC AND EDWARD J. BRAMSON
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

November 5, 2007

Dear Fellow Shareholder:

        We are writing to ask for your support in connection with a special meeting of shareholders of Nautilus, Inc. ("Nautilus" or the "Company") to be held on December 18, 2007, at 10:00 a.m. local time, at Nautilus' World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington (the "special meeting"). The attached proxy statement and the enclosed GREEN proxy card are being furnished by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP; Sherborne Investors Management GP, LLC; Sherborne Strategic Fund A, LLC; Sherborne Strategic Fund B, LLC; Nottingham Investors LLC and Edward J. Bramson, (collectively, "Sherborne Investors," "we," "us" or "our"). Sherborne Investors owns 25.0% of Nautilus' outstanding shares (23.5% as of the record date) and has called for the special meeting to propose changes to the composition of the Company's board of directors.

        As you may be aware, Nautilus' annual net income has declined significantly, by 56% from fiscal 2001 to fiscal 2006, and its share price has declined by 81% from year end 2001 to date and by 67% over the last two years to date. Nautilus has failed to meet consensus financial expectations in seven of the last nine reported quarters and has now been required to renegotiate, and provide security for, its bank credit agreement and suspend its dividend. We believe the Company requires a reassessment of its present strategy and an operational turnaround to improve profitability and shareholder value. As a significant holder of Nautilus' outstanding shares, our interests are directly aligned with yours and with those of all other shareholders as we seek to maximize shareholder returns.

        We believe that our nominees bring the necessary skills, energy and experience to the Company's board of directors. We are writing to ask you to vote the GREEN proxy card in favor of our proposals, which will enable us to implement the necessary changes at Nautilus.

Sherborne Investors' background

        Sherborne Investors has significant experience in turnaround investing, which involves improving the business operations of the companies in which we invest. Our approach is similar in some respects to private equity except that with publicly traded companies we seek to obtain a significant minority position and representation on the board of directors, rather than majority ownership and voting control of the Company.

        Companies which have underperformed for an extended period of time often leave shareholders with relatively unattractive choices. They can sell at a loss or continue to hold their shares and hope for the best. Occasionally, a strategic buyer or private equity firm will emerge to buy the whole company at a distressed price. This buyer will typically do many of the same things that Sherborne Investors would do, but without sharing the benefits with the former public shareholders.

        Our principals or their affiliates have initiated several public company turnaround investments in recent years, all of which have experienced both an operational and share price improvement. The companies listed below are all quoted on the London Stock Exchange ("LSE"), but in each case the majority of their operations are in the United States, which is where the turnarounds were focused. While there is no guarantee that we will have similar success in our efforts to improve the operations of Nautilus, we believe the following examples are representative of our principals' achievements in turnaround situations involving the acquisition of a minority stake in a public company.

  •
  4imprint Group plc (LSE: FOUR) is a supplier of promotional products in the United States and Europe, primarily sold through direct marketing and corporate programs. The company's shares rose from 51.5 pence per share to 144.0 pence per share in the 12-month period from the announcement of the acquisition of a significant holding in July 2003 to the date our affiliate's nominee resigned from the chairmanship of the company in July 2004.

  •
  Elementis plc (LSE: ELM) is a global specialty chemicals company focusing on the production of specialty rheological modifiers, pigments and chromium chemicals. Shares in Elementis rose from 31.4 pence per share from the announcement of the acquisition of a significant holding in January 2005 to 90.3 pence per share in September 2006 when our affiliate's nominee resigned the executive chairmanship of the company.

  •
  Spirent Communications plc (LSE: SPT) is a global provider of telecommunications test equipment. The majority of the company's operations are based in the United States. Shares in Spirent have risen from 40.0 pence per share in August 2006 when our holdings were publicly disclosed to 70.8 pence per share to date. Representatives of Sherborne Investors, one of whom is executive chairman, continue to serve on the board of directors of Spirent and are actively involved in the turnaround.

Our Proposal

        Our proposal is intended to afford to you, as a shareholder of Nautilus, the opportunity to effect the necessary changes in the direction of the Company to enhance shareholder value rather than continuing with the status quo or turning the opportunity over to someone else through a sale of the Company.

        We believe strongly that the operating performance and the share price of Nautilus can be improved substantially, but major changes would need to be made. The board of Nautilus appears to have been doing its best to improve matters, but it is obviously difficult for directors who have endorsed the existing strategy to change a company from its present course. In this regard, the board's decision to replace the former CEO with a current director is significant but largely symbolic as it does not have any real impact on the underlying issues. Since the former CEO's departure, the Company's share price has declined by a further 34% to date. Because we believe that significant change is necessary at Nautilus, we are proposing to replace a majority of the board with new directors who will be more able to take a fresh approach to the current problems, while retaining certain existing directors to provide continuity on the board.

Need to turnaround operations

        According to the Company's reports on Form 10-K, Nautilus' earnings from continuing operations declined 56% from $66.6 million in 2001 to $29.1 million in 2006. The Bloomberg mean consensus earnings forecast for 2007 is an adjusted net loss of $19.4 million, which would represent a decline of 129% over six years. This is not a short-term phenomenon, as earnings have been below the 2001 level in all but one of the succeeding years. Over the same period, a strong balance sheet position with net cash of $51.7 million has eroded to a debt position forecasted by the Company to be approximately $90 million at year-end, with further borrowing required in January to complete the Company's proposed acquisition of its largest contract manufacturer, China-based Land America Health and Fitness Co., Ltd. ("Land America"). The increase in net debt has required the Company to renegotiate, and provide security for, its bank credit agreement and suspend its dividend.

2

        In the last nine reported quarters, Nautilus has failed to meet its consensus financial expectations on seven occasions. As a result, over the last two years to date, Nautilus' share price has declined by 67% while the Russell 2000 index has increased by 24%. Continuation of the Company's current strategy and a failure to deal with ongoing operational issues is likely, in our view, to lead to further declines in shareholder value and could eventually threaten the Company's survival.

Turnaround approach

        Many of the issues that need to be addressed at Nautilus are illustrated by the figures in the table below, which sets forth a comparison of certain operating results for Nautilus for 2001 and 2006 as well as the first nine months of 2006 and 2007. Except for the percentages, which we have calculated, or as otherwise noted, all numbers in the table were taken from the Company's periodic reports filed with the U.S. Securities and Exchange Commission (the "SEC") or the Company's third quarter earnings call and press release dated October 18, 2007.

Nautilus, Inc.
Selected Operating Data

	FY Ending			9 Months Ending
($ millions, except per share data)			% Change				% Change
	2001	2006		2006	2007
Revenues
Direct	$293	$283 (1)	(3)%	$211	$186	(2)	(12)%
Retail, Commercial & International	71	333 (1)	367%	221	167	(2)	(24)%
Fitness Apparel	—	63 (1)	—	50	55	(2)	10%

Total Revenues	$364	$680	87%	$482	$410		(15)%
Direct as a % of Total Revenues	80%	42%		44%	45%
Gross Profit	225	299	32%	$212	$172		(19)%
% Margin	62%	44%		44%	42%
Selling, General & Administrative	125	258	106%	$191	$204	(3)	7%
% of sales	34%	38%		40%	50%

Operating Profit	$100	$41	(59)%	$21	$(33)	(3)	(253)%
% Margin	28%	6%		4%	(8)%
Net Income	$67	$29	(56)%	$16	$(20)	(3)	(225)%
Diluted Earnings Per Share	$1.85	$0.90	(51)%	$0.50	$(0.65)	(3)	(230)%

(1)
Numbers for these categories were taken from the Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") section of Nautilus' Form 10-K for the fiscal year ended December 31, 2006 (the "2006 Form 10-K"). These numbers do not foot to the total revenue number reported by Nautilus in its 2006 Form 10-K.

(2)
Numbers for these categories were derived from the MD&A section of Nautilus' Form 10-Q for the quarter ended June 30, 2007 and Nautilus' third quarter 2007 earnings call. These numbers do not foot to the total revenue number reported by Nautilus in its earnings release dated October 18, 2007.

(3)
Excludes a non-recurring, non-cash $18.3 million litigation settlement, which reduced SG&A expense and increased operating profit, net income and diluted earnings per share as reported by the Company in its Forms 10-Q filed with the SEC.

        If our nominees are elected to Nautilus' board of directors, they expect to focus on several key issues set forth below.

3

  Adopt a more realistic strategy

        Nautilus has adopted an approach of growing revenues by increasing the percentage of sales made through retailers to diversify away from its core direct to consumer market channel. This could be an effective strategy if the growth in retail channel sales were additive to the profitability of the direct to consumer business. We believe this strategy, to date, has diminished the value of the Company by undermining the effectiveness of the major advertising investments made each year in the direct to consumer channel and by diverting sales from the high gross margin direct channel to the retail channel, which we estimate, based on publicly available information, to have substantially lower gross margins. Nautilus' emphasis in recent years on retail sales has brought the Company into market areas where profit margins are intrinsically lower, and where higher fixed operating costs are required. The risk that this strategy has created can be seen in recent quarters where, despite the Company's best efforts, shortfalls in retail fitness equipment sales have overwhelmed profits in other businesses and driven the overall Company into a loss position for the nine months ended September 30, 2007.

  Improve operating effectiveness

        While it may be possible for a retail channel strategy to succeed, we believe Nautilus' inability to run its operations effectively, at present, makes this unlikely. However, if Nautilus intends to compete profitably in the lower gross margin retail channel, it is critical that the Company adopt a fixed overhead expense structure that is low enough to be supported by the gross margins available. To date, the Company has not delivered an effective operating performance, despite its publicly-stated focus on doing so. We do not believe the Company's recently-announced $10 million reduction in compensation expense is sufficient to address this problem. The data in the table above illustrate that from 2001 to 2006 sales in the direct to consumer channel were roughly unchanged. In all other channels combined, sales grew by $325 million. During this same period, the Company reported a total increase in gross profit of $74 million, but fixed overhead expense grew by $133 million, so the effect of the increased sales was to cause a decline in 2006 operating profit of $59 million, or 59%, compared to 2001.

        The Company's major competitor in the retail fitness equipment channel, ICON Health & Fitness, Inc., reported operating costs as a percentage of sales in its most recent available public financial information as of May 31, 2006, that were only 63% of those of Nautilus in the same period. Even though ICON appears to operate more efficiently, this competitor has been unable to earn attractive profits as of its last public financial report. This illustrates the need for fundamental change if Nautilus is to compete profitably in the retail channel of the fitness equipment business. Sherborne Investors, in its prior investments referred to above, was able to work with management to reduce fixed operating costs significantly while retaining the majority of the profitable business of each company. Our plan would be to seek to do the same at Nautilus with particular attention to distribution channels, product mix and the supply chain.

  Restore financial stability

        Since 2001, Nautilus has moved from a strong financial and cash position to one that is materially weaker. Part of the reason for this is the losses created by the retail expansion. Additionally, growth in the retail business has required a significantly greater capital investment. The working capital required to support a dollar of Nautilus' sales has grown from 9 cents in 2001 to 21 cents in 2006. We believe that this increase is due to a disproportionate rise in the working capital required by the retail fitness equipment channel. The incremental capital in the retail business adds significant risk to the Company from inventory obsolescence, non-payment of receivables (as occurred in the third quarter), and the cost of necessary financing. It has also put pressure on the Company's ability to raise funds. We believe that concern over the deterioration in the Company's balance sheet strength is part of the reason for the recent precipitous decline in the Company's share price and may also be adversely affecting customer confidence.

4

        Nautilus has also announced that it now plans to pay approximately $68 million to acquire Land America. Sherborne Investors believes that, whatever modest benefit there may be to this acquisition, it is far outweighed by the significantly increased financial risk that the higher level of fixed expenses and debt will bring at a time of potentially declining consumer discretionary spending.

        The Sherborne Investors nominees, if appointed, intend to review the Land America acquisition and may seek to terminate or amend the transaction if the acquisition agreement permits it. We cannot be sure, based on available public information, that changes would be possible.

        If Sherborne Investors' proposals are approved, then Nautilus' lenders, if a majority agrees, would have the right under a change of control provision to demand repayment of borrowings outstanding under the credit agreement. The Sherborne Investors nominees, if appointed, intend to seek a waiver of this provision or to arrange alternative financing. Deterioration in the Company's operating fundamentals forced the Company to obtain a similar waiver, on October 12, 2007, under the financial covenants of the credit agreement signed in February of this year.

  Appoint appropriate management

        On August 13, 2007, Nautilus appointed one of its independent directors, Robert Falcone, as chairman and interim chief executive officer and announced a search for a permanent chief executive officer. On October 17, 2007, the Company announced that it had appointed Mr. Falcone as permanent president and chief executive officer. We believe it would have been more advisable to divide this management transition into two stages. We feel that an executive with a strong marketing background and experience in direct to consumer marketing as well as the retail channel should be recruited to implement a longer-term growth strategy with commensurate profits. However, in the near-term, Nautilus requires a rapid turnaround in its operations and finances. It is unlikely that an executive who is good at implementing a long-term growth strategy would be equally good at implementing the operating turnaround that the Company needs. Therefore, our intention would be to carry out the initial turnaround with a new interim chief executive officer and executive input from Sherborne Investors. As soon as the Company has been stabilized, we would propose that a new chief executive officer with the right long-term growth credentials should be appointed.

  Improve transparency and shareholder communication

        We believe the current presentation of Nautilus' financial statements makes it difficult for shareholders to understand clearly the factors underlying the Company's declining operating and financial performance. In prior situations, we have generally tried to improve the clarity of financial information, which we believe has helped to enhance shareholder value. We also believe that improved transparency will provide a good basis for an active program to communicate with current and prospective shareholders as the Company moves forward.

Corporate governance

        Sherborne Investors' proposals would result in a board of seven directors: four new members and three current directors including the chief executive officer, the chairman of the audit committee and the lead independent director. The continuing directors would provide continuity and knowledge of the background to previous decisions. Two principals of Sherborne Investors with experience in previous operational turnarounds would be added along with two unaffiliated directors who are independent of Nautilus and have absolutely no financial or commercial ties to Sherborne Investors. The names and backgrounds of our four director nominees are contained within the accompanying proxy statement. While we believe the interests of Sherborne Investors are identical to the interests of all other shareholders, in all board matters, our principals would have just two votes out of seven. In addition,

5

since we do not have or seek voting control, all of our directors may be replaced next year if the shareholders do not agree with the actions we take to turn around their company.

Alignment of interest

        There is one more point that we would like to make about the approach that Sherborne Investors takes to its investments in public company turnarounds. We make every effort to align our interests with yours as a shareholder. Sherborne Investors now owns 25.0% of the outstanding shares of Nautilus. Our shares were purchased for cash. They are not in the form of options or other derivatives; they are common shares just like yours. The principals of Sherborne Investors named as nominees in the proxy statement, if elected to the board, will not accept any share options, director's fees or other compensation for services during the period of the turnaround. Accordingly, the income we receive from our investment in Nautilus will be in exactly the same proportion as that of any other independent shareholder and our capital gain or loss will be in exactly the same proportion, too.

Summary

        The foregoing observations are based solely on public information. In our experience there are usually additional opportunities for improvement that emerge after we have had the opportunity to work with the management of a company as we hope to in this case. We believe that many of Nautilus' problems are self-inflicted and can be solved relatively quickly provided that decisive action is taken and that all decisions are evaluated from a shareholder value perspective. Refining the Company's strategy to make the retail channel additive to the direct channel, reducing costs to make the retail business viable and lowering debt to sustainable levels are things we believe that a reconstituted board could reasonably hope to achieve in a relatively short period of time. We believe that achieving these objectives would enhance value for all shareholders.

        The operational turnaround approach that we are proposing may be somewhat unfamiliar but it is a proven alternative that can benefit all shareholders significantly and equally. As set out above, we do not seek management fees or compensation for our services from Nautilus or to entrench ourselves. We believe that our turnaround experience can be of benefit to the Company and to the shareholders and that the alignment of our interest with that of all shareholders is clear.

        Our ability to undertake operational turnarounds in publicly quoted companies is dependent on the willingness of other shareholders to allow us to represent their interests. This is a responsibility that we take very seriously. The alternative that we offer is, we believe, more beneficial to shareholders than a continuation of the status quo and we respectfully ask you to give your support by voting in favor of all our proposals.

Yours sincerely,

Sherborne Investors LP
135 East 57th Street
New York, New York 10022

        IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR
GREEN PROXY CARD OR NEED ADDITIONAL COPIES OF
SHERBORNE INVESTORS' PROXY MATERIALS, PLEASE CONTACT OUR
PROXY SOLICITOR, D.F. KING, AT THE PHONE NUMBERS LISTED BELOW:

D.F. King & Co., Inc.
Call Toll-Free: (800) 628-8532
Banks and Brokerage Firms Call Collect: (212) 269-5550

6

SPECIAL MEETING OF SHAREHOLDERS OF
NAUTILUS, INC.

PROXY STATEMENT

OF

SHERBORNE INVESTORS LP, SHERBORNE INVESTORS GP, LLC,
SHERBORNE INVESTORS MANAGEMENT LP, SHERBORNE INVESTORS MANAGEMENT GP, LLC,
SHERBORNE STRATEGIC FUND A, LLC, SHERBORNE STRATEGIC FUND B, LLC,
NOTTINGHAM INVESTORS LLC AND EDWARD J. BRAMSON

Dear Fellow Nautilus, Inc. Shareholder:

        This proxy statement and the enclosed GREEN proxy card are being furnished by Sherborne Investors LP, Sherborne Investors GP, LLC, Sherborne Investors Management LP, Sherborne Investors Management GP, LLC, Sherborne Strategic Fund A, LLC, Sherborne Strategic Fund B, LLC, Nottingham Investors LLC and Edward J. Bramson, (collectively, "Sherborne Investors," "we," "us" or "our") in connection with the solicitation of revocable proxies from you, as holders of shares of common stock (the "Common Stock" or "Shares") of Nautilus, Inc. ("Nautilus"), for use at the meeting of shareholders to be held on December 18, 2007, at 10:00 a.m. local time, at Nautilus' World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington (the "special meeting"). This proxy statement and the enclosed GREEN proxy card are first being sent or given to shareholders of Nautilus on or about November 6, 2007.

The special meeting is being called for the following purposes:

  Proposal 1—To remove each of the following four incumbent members of Nautilus' board of directors (the "Board") and any other person elected or appointed to the Board by the members of the Board since April 4, 2007 to fill any vacancy on the Board or any newly-created directorships:

    •
    Peter A. Allen;

    •
    Evelyn Follit;

    •
    Donald W. Keeble; and

    •
    Diane L. Neal.

  Proposal 2—To amend Section 2.4 of Article II of Nautilus' Amended and Restated Bylaws (the "Bylaws"), as set forth on Schedule I to this proxy statement, to provide that any vacancies on the Board resulting from the removal of directors by the shareholders of Nautilus may not be filled by the Board and shall only be filled by the shareholders of Nautilus.

  Proposal 3—To amend Section 2.2 of Article II of the Bylaws, as set forth on Schedule I to this proxy statement, to fix the number of directors serving on the Board at seven; provided, however, that such number may be decreased (but not increased) pursuant to resolution of the Board.

  Proposal 4—To the extent shareholders vote to remove incumbent directors pursuant to Proposal 1 above, to elect the following four nominees to the Board:

    •
    Edward J. Bramson;

    •
    Gerard L. Eastman;

    •
    Michael A. Stein; and

    •
    Richard A. Horn;

  provided, however, to the extent shareholders approve the removal of some, but fewer than all, of the incumbent directors listed in Proposal 1, the nominees above are proposed to be elected to the Board in the following order until all of the vacancies created by the removal of incumbent directors pursuant to Proposal 1 are filled: nominee Bramson, nominee Eastman, nominee Stein and nominee Horn.

  Proposal 5—To adjourn the special meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of Proposals 1 through 4.

  This proxy statement is provided by Sherborne Investors and not the Board.

        The special meeting is of paramount importance to the future direction of Nautilus, and your vote is very important. Sherborne Investors urges you to vote "FOR" Proposals 1, 2, 3 and 5 and "FOR ALL" of our nominees in Proposal 4 on the enclosed GREEN proxy card.

        A proxy may be given by any person who held Shares on October 15, 2007, the record date for the special meeting. Whether or not you plan to attend the special meeting, you are urged to sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GREEN proxy card even if you have already delivered a proxy. Please do not return any proxy sent to you by Nautilus. If you have already returned a white proxy card sent to you by Nautilus, that card will be automatically revoked if you complete and return the enclosed GREEN proxy card.

IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR
GREEN PROXY CARD OR NEED ADDITIONAL COPIES OF SHERBORNE
INVESTORS' PROXY MATERIALS, PLEASE CONTACT OUR PROXY
SOLICITOR, D.F. KING, AT THE PHONE NUMBERS LISTED BELOW:

D.F. King & Co., Inc.
Call Toll-Free: (800) 628-8532
Banks and Brokerage Firms Call Collect: (212) 269-5550

REASONS FOR OUR SOLICITATION

        We are conducting this solicitation to replace four directors with our own nominees in an effort to improve the business, operations, financial condition and strategic direction of Nautilus as discussed more fully in our letter to shareholders attached to this proxy statement.

WHO WE ARE

        Sherborne Investors is comprised of the following persons:

  •
  Sherborne Investors LP, a Delaware limited partnership and managing member of each of the Funds (as defined below) ("Sherborne Investors LP");

  •
  Sherborne Investors GP, LLC, a Delaware limited liability company and general partner of the Sherborne Investors LP ("Sherborne Investors GP");

  •
  Sherborne Investors Management LP, a Delaware limited partnership and investment manager to the Funds ("Sherborne Management");

  •
  Sherborne Investors Management GP, LLC, a Delaware limited liability company and general partner of Sherborne Management ("Sherborne Management GP");

  •
  Sherborne Strategic Fund A, LLC, a Delaware limited liability company ("Strategic Fund A");

  •
  Sherborne Strategic Fund B, LLC, a Delaware limited liability company ("Strategic Fund B");

  •
  Nottingham Investors LLC, a Delaware limited liability company ("Nottingham" and, together with Strategic Fund A and Strategic Fund B, the "Funds"); and

  •
  Edward J. Bramson ("Bramson"), the managing member of Sherborne Investors GP and Sherborne Management GP.

        The principal businesses of the Sherborne Investors entities are as follows:

  •
  Each of the Funds is engaged primarily in the business of investing in securities;

  •
  Sherborne Investors LP is engaged primarily in the business of serving as managing member of the Funds and certain other funds;

  •
  Sherborne Investors GP is engaged primarily in the business of serving as the general partner of Sherborne Investors LP;

  •
  Sherborne Management is engaged primarily in the business of serving as investment manager of the Funds and certain other funds; and

  •
  Sherborne Management GP is engaged primarily in the business of serving as the general partner of Sherborne Management.

        A description of Mr. Bramson's principal business is described below under "Proposal 4: Election of Directors." Additional information relating to Sherborne Investors may be found in our letter to stockholders attached to this proxy statement.

BACKGROUND OF THE SOLICITATION

        Between July 5, 2007 and July 25, 2007, we purchased 6,277,482 Shares (approximately 19.9% of the outstanding Common Stock). On July 25, 2007, we filed (i) a Form 3 with the U.S. Securities and Exchange Commission (the "SEC") disclosing that, as of July 18, 2007, we had acquired over 10% of the outstanding Common Stock and (ii) a Form 4 disclosing our additional purchases from July 23,

2007 through July 25, 2007. On July 26, 2007, we filed a Schedule 13D (the "Schedule 13D") with the SEC disclosing, among other things, our purchases through July 25, 2007. As disclosed in the Schedule 13D and in all of our subsequent amendments to the Schedule 13D, we purchased our Shares based on our belief that the Shares, when purchased, were undervalued and represented an attractive investment opportunity.

        Through additional purchases on July 27, 2007 and July 30, 2007, we increased our ownership position to 6,624,479 Shares (approximately 21.0% of the outstanding Common Stock), which purchases were disclosed in a Form 4 and Amendment No. 1 to the Schedule 13D, both filed with the SEC on July 31, 2007.

        On August 22, 2007, Edward J. Bramson and Gerard L. Eastman, principals of Sherborne Investors, met with members of Nautilus' management, including Robert S. Falcone, chairman of the Board and then interim chief executive, and Ronald Badie, the lead director of the Board. The parties discussed a number of issues, including the status of Nautilus' current operations and operational turnaround plans. In addition, the parties discussed the current search for a permanent chief executive officer and the possibility of adding representatives of Sherborne Investors to the Board. Although no understandings or agreements were reached at the meeting, Sherborne Investors expected to have further discussions with representatives of Nautilus regarding these matters in the near future. On August 24, 2007, we filed Amendment No. 2 to our Schedule 13D with the SEC disclosing, among other things, the August 22nd meeting described above.

        Through additional purchases made from August 28, 2007 through August 31, 2007, we increased our ownership position to 7,005,455 Shares (approximately 22.2% of the outstanding Common Stock). These purchases were disclosed in Form 4s filed with the SEC on August 30, 2007 and September 4, 2007 as well as in Amendment No. 3 to the Schedule 13D filed with the SEC on September 4, 2007.

        On September 13, 2007, Messrs. Bramson and Eastman met with Mr. Badie and the nominating committee of the Board. At the meeting, the parties discussed the operating turnaround experience of Messrs. Bramson and Eastman in other companies in which we or our affiliates have invested and areas of focus for a potential turnaround plan for Nautilus. Messrs. Bramson and Eastman expressed their desire to join the Board and to actively assist Nautilus in an operating capacity. The parties also discussed a possible separation of the roles of chairman and chief executive with a representative of Sherborne Investors to be appointed as chairman. While no understandings or agreements were reached at this meeting, the representatives of Nautilus agreed to review with the full Board the actions discussed by the parties and subsequently indicated their intention to respond during the week of September 17th.

        Through additional purchases made from September 11, 2007 through September 13, 2007, we increased our ownership position to 7,405,455 Shares (approximately 23.5% of the outstanding Common Stock), which purchases were disclosed in Form 4s filed with the SEC on September 13, 2007 and September 14, 2007. In addition, on September 14, 2007, we filed Amendment No. 4 to the Schedule 13D, disclosing our purchases from September 11, 2007 through September 13, 2007 and our meeting with representatives of Nautilus on September 13, 2007.

        On September 19, 2007, Mr. Bramson received an email from Donald Keeble, chairman of the Board's nominating committee, stating that the Board would not be responding to the matters raised at the September 13, 2007 meeting until the week of September 24th, despite Nautilus' prior indication that it would respond during the week of September 17th.

        To preserve the option of holding the special meeting prior to year end in the event an acceptable agreement between the parties was not reached, on September 20, 2007, the Funds sent a demand (the "Demand") for a special meeting of shareholders to Nautilus to permit shareholders to vote upon the Proposals set forth in this proxy statement. On September 20, 2007, Mr. Bramson also sent a letter to

Mr. Keeble informing Mr. Keeble that Sherborne Investors was sending the Demand to Nautilus. On September 21, 2007, we filed Amendment No. 5 to our Schedule 13D disclosing the events of September 19, 2007 and September 20, 2007 and stating our intent to file this proxy statement with the SEC so that we may solicit proxies from other holders of Shares that support our Proposals.

        By press release dated September 21, 2007, Nautilus confirmed its receipt of the Demand and stated that, under Washington corporate law, it had 30 days from September 21, 2007 to give notice of a special meeting of shareholders, and that it was required to hold that meeting within 60 days of the notice.

        On October 4, 2007, Edward Bramson and Gerard Eastman met with representatives of Nautilus, including Robert Falcone, a legal adviser to Nautilus, and two other members of the Board (who participated by telephone). Mr. Falcone proposed that two representatives of Sherborne Investors be added as non-executive directors to the Board. He also proposed that another director, to be nominated by parties unaffiliated with Sherborne Investors, be added to the Board, thereby increasing the size of the Board from seven to ten members. Mr. Falcone further indicated that the Board had not considered Sherborne Investors' previous request to have a formal role in the development and implementation of Nautilus' operational turnaround plans. Sherborne Investors considers that its ability to participate actively, if necessary, in implementing a turnaround is critical and therefore asked that the Board give further consideration to this issue. The parties agreed to speak further during the week of October 8, 2007.

        As no agreement with respect to representation of Sherborne Investors on the Board was reached, on October 5, 2007, the Funds sent a demand for inspection of shareholder list to Nautilus pursuant to Section 23B.16.020 of the Washington Business Corporation Act (the "Shareholder List Demand").

        On October 6, 2007, the Funds filed Amendment No. 6 to the Schedule 13D disclosing the events of October 4th and 5th.

        On October 12, 2007, Robert Falcone telephoned Edward Bramson to revise Nautilus' October 4, 2007 proposal and offered to establish an executive committee of the Board with five members. The executive committee would include one of Sherborne Investors' two Board representatives and the other new Board member nominated by a party unaffiliated with Sherborne Investors as discussed above.

        On October 16, 2007, in response to the October 12, 2007 proposal, Mr. Bramson telephoned Mr. Falcone and informed him that, as a prerequisite to a discussion of Board and committee composition, Sherborne Investors wished to reach agreement with Nautilus regarding the formal role representatives of Sherborne Investors will have in Nautilus' operational turnaround plans. Mr. Bramson specifically proposed that one of Sherborne Investors' representatives be appointed as interim executive chairman and that Mr. Falcone serve as interim President of Nautilus. Mr. Bramson invited Mr. Falcone to contact him if the Board wanted to discuss the matter further. On October 17, 2007, Nautilus announced that it had appointed Mr. Falcone as permanent president and chief executive officer. Also on October 17, 2007, we filed Amendment No. 7 to the Schedule 13D, disclosing the events of October 12, 2007 and October 16, 2007.

        Through additional purchases made from October 17, 2007 through October 19, 2007, we increased our ownership position to 7,885,626 Shares (approximately 25.0% of the outstanding Common Stock), which purchases were disclosed in a Form 4 filed with the SEC on October 19, 2007 and Amendment No. 8 to the Schedule 13D, filed on October 19, 2007.

        On October 19, 2007, Nautilus issued its notice of the special meeting. As no agreement with respect to representation of Sherborne Investors on the Board has been reached, we are seeking your support to approve our Proposals and elect our nominees to the Board.

PROPOSAL 1: REMOVAL OF CERTAIN EXISTING DIRECTORS

        According to the Washington Business Corporation Act and the Bylaws, one or more directors may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose. A director may be removed if the number of votes cast for removal of the director exceeds the number of votes cast against removal of the director. We are seeking to remove each of the following four incumbent members of Nautilus' Board and any other person elected or appointed to the Board by the members of the Board since April 4, 2007 to fill any vacancy on the Board or any newly-created directorships without cause:

  •
  Peter A. Allen;

  •
  Evelyn Follit;

  •
  Donald W. Keeble; and

  •
  Diane L. Neal.

        We are seeking the removal of these directors because we believe that our nominees can more effectively improve the business, operations, financial condition and strategic direction of Nautilus. We are not proposing the removal of Robert S. Falcone (chairman and chief executive officer), Ronald P. Badie (the lead independent director), and Marvin G. Siegert (chairman of the audit committee), which should help to provide continuity on the Board.

        If directors are removed pursuant to this Proposal 1, Sherborne Investors will seek to elect its own nominees to the Board as specified in Proposal 4.

        If you have signed the GREEN proxy card and no marking is made, you will be deemed to have given a direction to vote all the Shares represented by the GREEN proxy card for the removal of the four incumbent directors of the Board listed above.

WE STRONGLY RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 1 ON THE
ENCLOSED GREEN PROXY CARD.

PROPOSAL 2: AMENDMENT OF THE BYLAWS TO ALLOW ONLY THE
SHAREHOLDERS TO FILL ANY VACANCIES ON THE BOARD RESULTING FROM
THE REMOVAL OF DIRECTORS BY SHAREHOLDERS

        Section 2.4 of Article II of the Bylaws provides that any vacancy occurring on the Board (whether caused by resignation, death, an increase in the number of directors, or otherwise) may be filled by the shareholders or the Board. You are being asked to amend the Bylaws so that, notwithstanding the foregoing, any vacancies occurring on the Board resulting from the removal of members of the Board by the shareholders may not be filled by the Board and shall only be filled by the affirmative vote of the shareholders of Nautilus, as set forth in Schedule I to this proxy statement.

        Assuming members of the current Board are removed pursuant to Proposal 1, this Proposal 2, if approved by shareholders, will prevent any attempt by the current Board to fill the vacancies created by the removal of those directors.

        If you have signed the GREEN proxy card and no marking is made, you will be deemed to have given a direction to vote all the Shares represented by the GREEN proxy card for the proposal to amend the Bylaws to only allow shareholders to fill any vacancies on the Board resulting from the removal of directors by the shareholders.

WE STRONGLY RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 2 ON THE
ENCLOSED GREEN PROXY CARD.

PROPOSAL 3: AMENDMENT OF THE BYLAWS TO FIX THE NUMBER OF
DIRECTORS SERVING ON THE BOARD AT SEVEN

        Section 2.2 of Article II of the Bylaws provides that the authorized number of directors shall be not less than five nor more than 15 and that the specific number be set by resolution of the Board. Assuming the four members of the Board are removed in accordance with Proposal No. 1, Sherborne Investors would like to ensure that if its four director nominees are elected, they will constitute a majority of the Board. Accordingly, you are being asked to amend the Bylaws in order to fix the number of directors serving on the Board at seven, as set forth in Schedule I to this proxy statement. This Bylaw amendment also provides that the authorized number of directors may be decreased (but not increased) pursuant to resolution of the Board. This will allow the Board to decrease the size of the Board if it believes that such action is in the best interests of shareholders. However, if this Proposal is approved by shareholders, future increases in the size of the Board would have to be approved by shareholders.

        If you have signed the GREEN proxy card and no marking is made, you will be deemed to have given a direction to vote all the Shares represented by the GREEN proxy card for the amendment to fix the number of directors on the Board listed at seven.

WE STRONGLY RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 3 ON THE
ENCLOSED GREEN PROXY CARD.

PROPOSAL 4: ELECTION OF DIRECTORS

        Assuming incumbent directors Nautilus directors are removed pursuant to Proposal 1, Sherborne Investors proposes that Nautilus shareholders elect Edward J. Bramson, Gerard L. Eastman, Michael A. Stein and Richard A. Horn as directors of Nautilus at the special meeting; provided, however, to the extent shareholders approve the removal of some, but fewer than all, of the incumbent directors listed in Proposal 1, the nominees above are proposed to be elected to the Board in the following order until all of the vacancies created by the removal of incumbent directors pursuant to Proposal 1 are filled: nominee Bramson, nominee Eastman, nominee Stein and nominee Horn. Each nominee, if elected, would hold office for an initial term expiring at the 2008 annual meeting. We believe that all of our nominees would be deemed "independent" under the relevant rules of the New York Stock Exchange. In addition, we believe that nominees Gerard L. Eastman, Richard A. Horn and Michael A. Stein would each qualify as an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K. Each of our nominees has consented to serve as a director of Nautilus if elected.

        Set forth below are the name, age, present principal occupation, employment history for at least the past five years and directorships of publicly-held companies for each of our nominees. This information has been furnished to us by the respective nominees. None of the entities referenced below is a parent or subsidiary of Nautilus. See Annex A for additional information about our nominees, including their beneficial ownership and their purchases and sales of securities issued by Nautilus.

Name	Age	Present Principal Occupation and Five Year Employment History
Edward J. Bramson	56	Mr. Bramson's principal occupation is serving as the managing member of Sherborne Investors GP and Sherborne Management GP and, as such, managing the investment activities of the Funds and certain other funds controlled by Sherborne Investors GP and Sherborne Management GP. Mr. Bramson has held these positions since May of 2006. Since December 2006, Mr. Bramson has served as Executive Chairman of Spirent Communications plc ("Spirent"), a global communications technology company listed on the London Stock Exchange (the "LSE"). Investment vehicles managed by affiliates of Mr. Bramson own approximately 15% of the outstanding ordinary shares of Spirent. Previously, Mr. Bramson served as Chairman and a director of (i) Ampex Corporation ("Ampex"), a manufacturer of specialized data recording devices and a licensor of proprietary digital video technologies listed on the NASDAQ Stock Market, from 1992 until February 2007, (ii) Elementis plc, a global specialty chemicals company listed on the LSE, from June 2005 to September 2006 and (iii) 4imprint Group PLC, a U.K. promotional products company listed on the LSE, from October 2003 to July 2004. Investment vehicles managed by affiliates of Mr. Bramson effected operational turnarounds with respect to, and invested in, Elementis and 4imprint.

Gerard L. Eastman	49
		Mr. Eastman is a managing director of Sherborne Investors GP and Sherborne Management GP, positions he has held with Sherborne or its affiliates since March 2006. Since December 2006, Mr. Eastman has also served as a non-executive director of Spirent. From 1997 to February 2006, Mr. Eastman served as a managing director and in other senior executive positions at Citigroup Global Markets Inc., focusing on corporate finance and mergers and acquisitions. Previously, Mr. Eastman held senior positions in investment banking at S.G. Warburg & Co. Inc. and its successor firm from 1993 to 1997. Mr. Eastman received a B.S. in electrical engineering from the Massachusetts Institute of Technology and a M.B.A. from Harvard University.
Michael A. Stein	58
		Mr. Stein was Chief Financial Officer of ICOS Corporation, a Seattle-based biotechnology company, from January 2001 until its sale to Eli Lilly and Company in late January 2007. From October 1998 to September 2000, he was Chief Financial Officer of Nordstrom, Inc., the fashion specialty retailer. Previously, Mr. Stein was a Partner at Arthur Andersen LLP from 1971 to 1989 and worked at Marriot International, Inc. from 1989 to 1998, where he served as Chief Financial Officer from 1993. Mr. Stein currently serves on the Boards of Directors of Getty Images, Inc. (NYSE: GYI) and Apartment Investment and Management Company (NYSE: AIV) and previously served on the Board of Trustees of the Fred Hutchinson Cancer Research Center and on the Finance and Operations Committee of Providence Health System. He is a Certified Public Accountant and received his B.S. in business administration from the University of Maryland at College Park, MD.
Richard A. Horn	60
		Mr. Horn has been a private investor since February 2002. Mr. Horn was General Manager of the PetsHotel Division of PETsMART, Inc. from April 2001 through February 2002. From January 1999 through March 2001, he was Senior Vice President and General Merchandise Manager of PETsMART.com, Inc. and from July 1994 through December 1998, he was Vice President and General Merchandise Manager of PETsMART, Inc. From 1992 to 1994, Mr. Horn was the chief financial officer of Weisheimer Companies, Inc., and, from 1980 to 1992, Mr. Horn was a partner at Coopers & Lybrand. Mr. Horn currently serves on the Board of Directors of Lucky Litter L.L.C., a privately financed manufacturer and marketer of pet products as well as the Treasurer of the Board of Trustees of The Saint Joseph's Hospital Foundation.

        Our nominees understand that, if elected as directors of Nautilus, each of them will have an obligation under Washington law to discharge his duties as a director in good faith, with due care and in a manner the director reasonably believes to be in the best interests of Nautilus. Because we are significant shareholders of Nautilus, we believe our interests are aligned with all shareholders.

        Our nominees will, if elected, constitute a majority of the Board, at least until the 2008 annual meeting or some other change in composition of the Board. We anticipate that our nominees, if elected, would give consideration to the separation of the offices of chairman and chief executive and to the appointment of Edward Bramson as interim executive chairman. If elected to the Board, our nominees intend to work actively with other members of the Board and management to effectuate a successful operational turnaround of Nautilus with the objective of enhancing shareholder value.

        There can be no assurance that the actions of our nominees, if elected, would improve Nautilus' business or otherwise enhance shareholder value. Your vote to remove four existing directors and elect our nominees will have the legal effect of replacing four incumbent directors of Nautilus with our nominees, which nominees would then constitute a majority of the Board, assuming the number of directors on the Board is not increased.

        We do not expect that our nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GREEN proxy card will be voted for substitute nominees. In addition, we reserve the right to nominate substitute persons if Nautilus makes or announces any changes to its Bylaws or articles of incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted for such substitute nominees.

        Our nominees will not receive any compensation from Sherborne Investors for their services as directors of Nautilus. The principals of Sherborne Investors named as nominees in this proxy statement, if elected to the Board, will not accept any share options, director's fees or other compensation for services during the period of the turnaround. Our independent nominees, if elected, would receive the same compensation as the existing directors, payable in accordance with Nautilus' existing payment practices.

        If you have signed the GREEN proxy card and no marking is made, you will be deemed to have given a direction to vote all the Shares represented by the GREEN proxy card for Sherborne Investors' nominees.

WE STRONGLY RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF EACH OF OUR NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

PROPOSAL 5: ADJOURNMENT IF NECESSARY TO SOLICIT ADDITIONAL
PROXIES IN FAVOR OF PROPOSALS 1 THROUGH 4

        According to the Washington Business Corporation Act and Nautilus' Bylaws, a majority of the Shares represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time without further notice, provided that, if the adjournment is for more than one hundred twenty days from the date set for the original meeting, a new record date for the adjourned meeting shall be fixed and a new notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, Nautilus shareholders may transact any business that might be transacted at the original meeting. We are seeking the approval to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposals 1 through 4.

        If you have signed the GREEN proxy card and no marking is made, you will be deemed to have given a direction to vote all the Shares represented by the GREEN proxy card for the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposals 1 through 4.

WE STRONGLY RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 5 ON THE
ENCLOSED GREEN PROXY CARD.

VOTING PROCEDURES

Why am I receiving this proxy statement?

        You are receiving this proxy statement and the accompanying GREEN proxy card because you own Shares. This proxy statement contains information related to the solicitation of proxies for use at the special meeting of shareholders, to be held on December 18, 2007 at 10:00 a.m., local time, at Nautilus' World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington.

Who is entitled to vote at the special meeting?

        You may vote if you were the record owner of Shares at the close of business on October 15, 2007, the record date for the special meeting. According to the most recent information provided by Nautilus, as of October 15, 2007, Nautilus had 31,545,136 Shares outstanding.

What are the voting rights of shareholders?

        Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on. There is no cumulative voting.

What will constitute a quorum at the special meeting?

        A quorum of shareholders is necessary to have a valid meeting of Nautilus shareholders. The presence, in person or by proxy, of the holders of a majority of outstanding Shares is necessary to constitute a quorum at the special meeting. Abstentions and "broker non-votes" count as present for establishing the quorum described above (see below for the definition and effect of "broker non-votes").

How do I vote by proxy if I am a record holder?

        To vote by proxy, you should complete, sign and date the enclosed GREEN proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your Shares in accordance with your instructions at the special meeting, we must receive your proxy as soon as possible but in any event prior to the special meeting. You may vote your Shares without submitting a proxy to us if you vote in person or submit a proxy to the secretary of Nautilus.

How do I vote if I am not the record holder of my Shares and my Shares are held in "street name"?

        If your Shares are held in the name of a broker, bank or other nominee (i.e., in "street name"), only it can give a proxy with respect to your Shares. You may have received a voting instruction form (which you can complete and return to your broker, bank or other nominee to direct its voting of your Shares). If your broker, bank or other nominee has not sent you a voting instruction form, you may contact the record holder directly to provide it with voting instructions.

        You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold Shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which Shares are held. You should complete, sign, date and return each voting instruction form you receive.

How do I attend the special meeting?

        All Nautilus shareholders who owned Shares on October 15, 2007 may attend the special meeting. In order to gain admission to the special meeting, please be sure to bring with you a valid government-issued personal identification with a picture (such as a driver's license or passport). If your Shares are held in the name of a bank, broker or other nominee, you must also bring evidence of your ownership of Shares as of the record date, in the form of a letter or statement from your bank, broker or other nominee or the voting instruction form provided by the broker, in each case, indicating that you owned Shares as of the record date.

        If you are a proxy holder for a Nautilus shareholder, then you must bring (1) the validly executed proxy naming you as the proxy holder, signed by a Nautilus shareholder who owned Shares as of the record date, (2) a valid government-issued personal identification with a picture (such as a driver's license or passport) and (3) if the shareholder whose proxy you hold was not a record holder of Shares as of the record date, proof of the shareholder's ownership of Shares as of the record date, in the form of a letter or statement from a bank, broker or other nominee or the voting instruction form provided by the broker, in each case, indicating that the shareholder owned those Shares as of the record date.

What should I do if I receive a white proxy card from Nautilus' management?

        You may also receive a white proxy card, which is being solicited by the Board. We urge you to discard any white proxy or voting instruction forms sent to you by Nautilus. If you submit a proxy to us by signing and returning the enclosed GREEN proxy card, do not sign or return the white proxy card or follow any voting instructions provided by Nautilus unless you intend to change your vote, because only your latest-dated proxy will be counted.

        If you have already sent a white proxy card to Nautilus, we urge you to revoke it simply by signing, dating and returning the enclosed GREEN proxy card. Only the latest dated card returned will be counted. It is therefore very important that you date your proxy. It is not necessary to contact Nautilus for your revocation to be effective.

        If you need assistance, please contact D.F. King & Co., Inc., our proxy solicitor, by telephone at 1-800-628-8532.

If I plan to attend the special meeting, should I still submit a proxy or voting instruction form?

        Yes. Whether you plan to attend the special meeting or not, we urge you to submit the enclosed GREEN proxy card or voting instruction form. Returning the enclosed proxy or voting instruction form will not affect your right to attend the special meeting and vote.

What is the effect of "broker non-votes"?

        A "broker non-vote" occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Institutions that hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to approval of "non-routine" matters, such as the proposals in this proxy statement because they are being opposed by Nautilus management. Therefore, brokers will not have discretion to vote your Shares if you hold your Shares in "street name" (e.g., through a brokerage firm) and, unless instructed by their customer, do not send in a proxy card or voting instructions to vote the Shares they hold in "street name".

Will my Shares be voted if I do not provide my proxy card or voting instruction form and I do not attend and vote at the special meeting?

        No. If you do not provide a proxy card or voting instruction form or otherwise vote your Shares at the special meeting, your Shares will not be voted. If you hold your Shares in "street name" and you do not provide your voting instruction form or attend the special meeting, your broker will not be able to vote your Shares because our proposals are "non-routine" matters for which your broker does not have the discretion to vote, as described above.

What if I want to revoke my proxy or change my voting instructions?

        If you are a holder of record and you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so by:

  •
  delivering a later-dated proxy card to either D.F. King & Co., our proxy solicitor, at the address on the back of this proxy statement or the Corporate Secretary of Nautilus at 16400 S.E. Nautilus Drive, Vancouver Washington, 98683;

  •
  delivering a written notice of revocation to either D.F. King & Co. at the address on the back of this proxy statement or the Corporate Secretary of Nautilus at 16400 S.E. Nautilus Drive, Vancouver Washington, 98683; or

  •
  attending the special meeting and voting in person.

If you hold your Shares in "street name," you may change your vote by:

  •
  submitting new voting instructions to your broker or nominee; or

  •
  attending the special meeting and voting in person, provided you have obtained a signed "legal proxy" from your broker, bank or other nominee giving you the right to vote your Shares.

        If you choose to revoke a proxy by giving written notice or a later-dated proxy to Nautilus or by submitting new voting instructions to your broker, bank or nominee, we would appreciate if you would assist us in representing the interests of shareholders on an informed basis by sending us a copy of your revocation, proxy or new voting instructions or by calling D.F. King & Co. at 1-800-628-8532. Remember, your latest-dated proxy is the only one that counts.

How many votes are needed to approve each of the proposals?

  •
  Proposal 1 requires that the number of votes cast for removal of the director exceeds the number of votes against removal of the director.

  •
  Proposal 2 and Proposal 3 each require that the number of votes cast for the proposal exceeds the number of votes cast against the proposal.

  •
  Proposal 4 requires that directors be elected by a plurality of the votes cast, i.e. those candidates receiving the largest number of votes in favor of election for the number of open positions are elected.

  •
  Proposal 5 allows for a majority of Shares represented at a meeting, even if less than a quorum, to adjourn the meeting from time to time.

        Proposals 1 through 4 require that a quorum be present to be approved.

Who am I appointing as my representatives (or proxies) to vote my shares?

        If you properly sign the GREEN proxy card and return it to D.F. King & Co., Inc., Edward J. Bramson and Gerard L. Eastman will be appointed as your representatives (or proxies) to vote your Shares at the special meeting.

How are proxy card votes counted?

        At the special meeting, Edward J. Bramson or Gerard L. Eastman, or either of them, will vote your Shares as you instruct on your proxy card. If you return a properly signed GREEN proxy card without instructing your representatives how to vote, your representatives will vote your Shares:

  •
  FOR the removal of the existing directors specified in Proposal 1;

  •
  FOR the amendment of the Bylaws to allow only the shareholders to fill any vacancies on the Board resulting from the removal of directors by shareholders as specified in Proposal 2;

  •
  FOR the amendment of the Bylaws to fix the number of directors serving on the Board at seven as specified in Proposal 3;

  •
  FOR the election of our nominees named in this proxy statement as specified in Proposal 4; and

  •
  FOR the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of Proposals 1 through 4.

        If you withhold your vote with respect to any of the proposals set forth in this proxy statement, your Shares will be counted as present for purposes of the quorum, but will have no effect on those proposals.

        Abstentions and "broker non-votes" will count as votes present for the purpose of determining whether a quorum is present. Abstentions and "broker non-votes" will not be counted as votes cast on any proposal set forth in this proxy statement. Accordingly, abstentions and "broker non-votes" will have no effect on the proposals.

Will any other matters be voted on?

        Under the Washington Business Corporation Act, only business within the purposes described in the meeting notice (i.e. Proposals 1 through 5) may be conducted at the special meeting. As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement. Although we believe no other business may be conducted at the special meeting, if any other matters properly come before the meeting and call for a shareholder vote, the persons named as proxy holders, Edward J. Bramson and Gerard L. Eastman, will have discretion with respect to those matters.

Can the meeting be adjourned or postponed?

        Nautilus' Bylaws provide that a majority of the Shares represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time without further notice. However, if the adjournment is for more than one hundred twenty days from the date set for the original meeting, a new record date for the adjourned meeting shall be fixed and a new notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, Nautilus shareholders may transact any business that might have been transacted at the original meeting.

        If you give a proxy on the accompanying GREEN proxy card on which no voting instructions are provided on Proposal 5, your Shares will be voted for an adjournment of the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposals 1 to 4.

Who can provide me with more information about the process?

        If you have any questions, please contact D.F. King & Co., Inc. toll-free at 1-800-628-8532, by email to sherborne@dfking.com or by writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005.

OUR OWNERSHIP OF NAUTILUS SHARES AND VOTING INTENT

        As of the October 15, 2007 record date, we beneficially owned 7,405,455 Shares in the aggregate, representing approximately 23.5% of the outstanding Shares. We intend to vote our Shares:

  •
  FOR the removal of the existing directors specified in Proposal 1;

  •
  FOR the amendment of the Bylaws to allow only the shareholders to fill any vacancies on the Board resulting from the removal of directors by shareholders as specified in Proposal 2;

  •
  FOR the amendment of the Bylaws to fix the number of directors serving on the Board at seven as specified in Proposal 3;

  •
  FOR the election of our nominees named in this proxy statement as specified in Proposal 4; and

  •
  FOR the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of Proposals 1 through 4.

        In addition, subsequent to the record date, we purchased 480,171 Shares, bringing our total ownership to 25.0% of the outstanding Shares. However, we only have voting rights with respect to those Shares we held on the record date.

        For additional information relating to our ownership of Shares, please see Annex A.

PROXY SOLICITATION; EXPENSES

        Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or email. Solicitation may be made by Sherborne Investors, our nominees, employees and affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses for doing so.

        We have agreed to indemnify our nominees against certain liabilities in connection with this proxy solicitation.

        In addition, we have retained D.F. King & Co. to solicit proxies on our behalf in connection with the special meeting. D.F. King & Co. will employ approximately 40 people in its efforts. We have agreed to reimburse D.F. King & Co. for its reasonable expenses and to pay D.F. King & Co. a fee of up to $125,000.

        The entire expense of our proxy solicitation is being borne by Sherborne Investors. In the event that our nominees are elected to the Board, Sherborne Investors reserves the right to seek reimbursement from Nautilus for expenses it incurs in connection with this solicitation and does not intend to submit the question of such reimbursement to a vote of Nautilus' security holders. In addition to the engagement of D.F. King described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses are expected to be approximately $325,000, of which approximately $30,000 has been paid to date.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        Annex B to this proxy statement sets forth certain information regarding the beneficial ownership of Shares taken from Nautilus' special meeting revised preliminary proxy statement, filed with the SEC on November 2, 2007 (the "Nautilus Special Meeting Proxy Statement") and is incorporated herein by reference.

FUTURE SHAREHOLDER PROPOSALS

        According to the Nautilus annual meeting proxy statement filed with the SEC on April 4, 2007 (the "Annual Meeting Proxy Statement"), the Bylaws require that nominations for directors at an annual meeting be made only by (1) the Board or a committee of the Board, or (2) a shareholder entitled to vote who has delivered notice to Nautilus within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting.

        According to the Nautilus Annual Meeting Proxy Statement, the Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes shareholder proposals that Nautilus is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board or (3) brought by a shareholder entitled to vote who has delivered notice to Nautilus (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting. In addition, shareholders must comply with SEC Rule 14a-8 to have their proposals included in Nautilus' proxy statement.

        A copy of the full text of the Bylaws may be obtained upon written request to the Corporate Secretary at Nautilus World Headquarters, 16400 S.E. Nautilus Drive, Vancouver, Washington 98683.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
IN THIS SOLICITATION

        Sherborne Investors and our nominees are participants in the solicitation of proxies for the special meeting within the meaning of the federal securities laws. Information concerning Sherborne Investors and the other participants in the solicitation of proxies for the special meeting, including their beneficial ownership of Shares, is set forth in Annex A to this proxy statement and is incorporated into this proxy statement by reference. Information in this proxy statement about each of our nominees and each person who is or may be deemed a participant was provided by that person.

ADDITIONAL INFORMATION

        The principal executive offices of Nautilus are located at 16400 S.E. Nautilus Drive, Vancouver, Washington 98683. Except as otherwise noted herein, the information in this proxy statement concerning Nautilus has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by us or on our behalf, or for any failure by Nautilus to disclose events that may affect the significance or accuracy of such information.

SCHEDULE I

PROPOSED AMENDMENTS
TO THE AMENDED AND RESTATED BYLAWS OF NAUTILUS, INC.

Proposal 2—Proposed Amendment to Bylaws to Allow Only the Shareholders to Fill any Vacancies on the Nautilus, Inc. Board of Directors Resulting From the Removal of Directors by the Shareholders

        Section 2.4 of Article II of the Amended and Restated Bylaws of Nautilus, Inc. is amended and restated in its entirety as follows (proposed new language appears in italics; deleted characters appear as struck through):

  "2.4.    Vacancies.    Except as otherwise provided in this Section 2.4,  ~~A~~  any vacancy occurring in the Board of Directors (whether caused by resignation, death, an increase in the number of directors, or otherwise) may be filled by the shareholders or the Board of Directors. If the directors in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. Notwithstanding the foregoing, any vacancies occurring in the Board of Directors resulting from removal of members of the Board of Directors by the shareholders may not be filled by the Board of Directors and shall only be filled by the affirmative vote of the shareholders of the corporation entitled to vote generally in the election of directors, voting together as a single class. A director elected to fill any vacancy shall hold office until the next shareholders meeting at which directors are elected."

Proposal 3—Proposed Amendment to Bylaws to Fix Number of Directors Serving on the Nautilus, Inc. Board of Directors At Seven (7).

        Section 2.2 of Article II of the Amended and Restated Bylaws of Nautilus, Inc. is amended and restated in its entirety as follows (proposed new language appears in italics; deleted characters appear as struck through):

  "2.2    Number of Directors, Qualification.    The authorized number of directors of the Corporation shall be fixed at seven (7); provided, however, that such number may be decreased (but not increased) pursuant to resolution of the Board of Directors.  ~~The number of directors of the corporation shall be not less than five (5) nor more than fifteen (15), the specific number to be set by resolution of the Board of Directors.~~  No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires. No director need be a shareholder of the corporation or a resident of the State of Washington."

ANNEX A

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS IN THIS SOLICITATION

        Sherborne Investors LP, Sherborne Investors GP, Sherborne Management, Sherborne Management GP, the Funds and our nominees are participants in the solicitation of proxies for the special meeting within the meaning of the federal securities laws.

Sherborne Investors

        The business address for each of the Sherborne Investors entities and Mr. Bramson is 135 East 57th Street, New York, NY 10022. The number of Shares of common stock beneficially owned as of November 5, 2007 by each of the Sherborne Investors entities and Mr. Bramson is set forth below in this Annex A. Other than as set forth in this Annex A, none of the Sherborne Investors entities, Mr. Bramson or any of their associates owns of record, directly or indirectly, or beneficially, any securities of Nautilus or any parent or subsidiary of Nautilus.

Information with respect to Our Nominees

        Other than as set forth in "Beneficial Ownership of Nautilus Common Stock by Participants" below, none of our nominees owns, of record, directly or indirectly, or beneficially, any securities of Nautilus or any parent of subsidiary of Nautilus. None of the nominees has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Lastly, none of our nominees is involved in any material proceedings as a party adverse to Nautilus nor do any of the nominees have a material interest adverse to Nautilus.

Edward J. Bramson

        Mr. Bramson's business address is 135 East 57th Street, New York, NY 10022. As the managing member of Sherborne Investors GP, Mr. Bramson indirectly acquired the Shares that were directly acquired by the Funds as disclosed in "Transactions in Securities of Nautilus During the Past Two Years" below.

Gerard L. Eastman

        Mr. Eastman's business address is 135 East 57th Street, New York, NY 10022. Mr. Eastman has not purchased or sold any securities of Nautilus in the last two years.

Michael A. Stein

        Mr. Stein's business address is 8902 North Mercer Way, Mercer Island, WA 98040. Mr. Stein has not purchased or sold any securities of Nautilus in the last two years.

Richard A. Horn

        Mr. Horn's business address is 4711 E. Arroyo Verde Dr., Paradise Valley, AZ 85253. Mr. Horn has not purchased or sold any securities of Nautilus in the last two years.

Beneficial Ownership of Nautilus Common Stock by Participants

        As of October 15, 2007, the record date for the special meeting, Sherborne Investors owned 7,405,455 Shares (23.5% of the outstanding Shares as of the record date). Subsequent to the record date, Sherborne Investors purchased 480,171 Shares, bringing its total ownership to 7,885,626 Shares as set forth below. Except as set forth below, no participant in this solicitation or associate of a participant in this solicitation beneficially owns Shares. Please note that the aggregate number of Shares shown as beneficially owned by the Funds is slightly less than 7,885,626 due to rounding.

Sherborne Investors LP

Aggregate number of Shares beneficially owned:		7,885,626 (25.0% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	0
(b)	Shared power to vote or direct the vote:	7,885,626
(c)	Sole power to dispose or to direct the disposition of:	0
(d)	Shared power to dispose or to direct the disposition of:	7,885,626

  Sherborne Investors LP, as the managing member of the Funds, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 7,885,626 Shares.

Sherborne Investors GP

Aggregate number of Shares beneficially owned:		7,885,626 (25.0% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	0
(b)	Shared power to vote or direct the vote:	7,885,626
(c)	Sole power to dispose or to direct the disposition of:	0
(d)	Shared power to dispose or to direct the disposition of:	7,885,626

  Sherborne Investors GP, as the general partner of Sherborne Investors LP, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 7,885,626 Shares.

Sherborne Management

Aggregate number of Shares beneficially owned:		7,885,626 (25.0% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	0
(b)	Shared power to vote or direct the vote:	7,885,626
(c)	Sole power to dispose or to direct the disposition of:	0
(d)	Shared power to dispose or to direct the disposition of:	7,885,626

  Sherborne Management, as the investment manager to the Funds, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 7,885,626 Shares.

Sherborne Management GP

Aggregate number of Shares beneficially owned:		7,885,626 (25.0% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	0
(b)	Shared power to vote or direct the vote:	7,885,626
(c)	Sole power to dispose or to direct the disposition of:	0
(d)	Shared power to dispose or to direct the disposition of:	7,885,626

  Sherborne Management GP, as the general partner of Sherborne Management, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 7,885,626 Shares.

Strategic Fund A

Aggregate number of Shares beneficially owned:		673,984.454 (2.1% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	673,984.454
(b)	Shared power to vote or direct the vote:	0
(c)	Sole power to dispose or to direct the disposition of:	673,984.454
(d)	Shared power to dispose or to direct the disposition of:	0

  Strategic Fund A is the direct beneficial owner of and has the sole power to vote and dispose of 673,984.454 Shares.

Strategic Fund B

Aggregate number of Shares beneficially owned:		1,010,976.681 (3.2% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	1,010,976.681
(b)	Shared power to vote or direct the vote:	0
(c)	Sole power to dispose or to direct the disposition of:	1,010,976.681
(d)	Shared power to dispose or to direct the disposition of:	0

  Strategic Fund B is the direct beneficial owner of and has the sole power to vote and dispose of 1,010,976.681 Shares.

Nottingham

Aggregate number of Shares beneficially owned:		6,200,664.862 (19.7% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	6,200,664.862
(b)	Shared power to vote or direct the vote:	0
(c)	Sole power to dispose or to direct the disposition of:	6,200,664.862
(d)	Shared power to dispose or to direct the disposition of:	0

  Nottingham is the direct beneficial owner of and has the sole power to vote and dispose of 6,200,664.862 Shares.

Edward Bramson

Aggregate number of Shares beneficially owned:		7,885,626 (25.0% of the Shares)
Number of Shares as to which such person has:
(a)	Sole power to vote or direct the vote:	7,885,626
(b)	Shared power to vote or direct the vote:	0
(c)	Sole power to dispose or to direct the disposition of:	7,885,626
(d)	Shared power to dispose or to direct the disposition of:	0

  Edward Bramson, as the managing member of each of Sherborne Investors GP and Sherborne Management GP, is the indirect beneficial owner of and has the sole indirect power to vote or dispose of 7,885,626 Shares.

Transactions in Securities of Nautilus During the Past Two Years

        The following tables disclose, with respect to all of Nautilus' securities purchased and sold by the participants within the last two years, the dates on which such securities were purchased or sold and the amounts purchased or sold on each such date. All purchases and sales were made in the open market. The consideration for the acquisitions of Shares was obtained from the Funds' available funds. The total of the purchases set forth below for each of the Funds does not exactly match the totals disclosed above due to rounding.

Strategic Fund A:

Trade Date	No. of Shares
07/05/2007	6,410
07/06/2007	76,826
07/09/2007	17,553
07/10/2007	31,323
07/17/2007	134,786
07/18/2007	64,103
07/23/2007	133,974
07/24/2007	69,402
07/25/2007	2,159
07/27/2007	14,957
07/30/2007	14,701
08/28/2007	13,940
08/29/2007	3,171
08/30/2007	7,733
08/31/2007	7,718
09/11/2007	8,547
09/12/2007	17,094
09/13/2007	8,547
10/17/2007	25,641
10/18/2007	8,989
10/19/2007	6,410

Strategic Fund B:

Trade Date	No. of Shares
07/05/2007	9,615
07/06/2007	115,239
07/09/2007	26,329
07/10/2007	46,985
07/17/2007	202,179
07/18/2007	96,154
07/23/2007	200,961
07/24/2007	104,104
07/25/2007	3,238
07/27/2007	22,436
07/30/2007	22,051
08/28/2007	20,910
08/29/2007	4,756
08/30/2007	11,599
08/31/2007	11,577
09/11/2007	12,821
09/12/2007	25,641
09/13/2007	12,821
10/17/2007	38,462
10/18/2007	13,483
10/19/2007	9,615

Nottingham:

Trade Date	No. of Shares
07/05/2007	58,974
07/06/2007	706,798
07/09/2007	161,486
07/10/2007	288,174
07/17/2007	1,240,035
07/18/2007	589,744
07/23/2007	1,232,565
07/24/2007	638,503
07/25/2007	19,863
07/27/2007	137,607
07/30/2007	135,246
08/28/2007	128,250
08/29/2007	29,173
08/30/2007	71,144
08/31/2007	71,005
09/11/2007	78,633
09/12/2007	157,265
09/13/2007	78,633
10/17/2007	235,898
10/18/2007	82,699
10/19/2007	58,974

No Arrangements With Respect to Nautilus' Securities

        No participant in this solicitation or any associate of a participant in this solicitation is, or was within the last year, a party to any contract, arrangement or understanding relating to any securities of Nautilus.

No Arrangements Involving Nautilus

        No participant in this solicitation or any associate of a participant in this solicitation has any arrangement or understanding with any person regarding the future employment by Nautilus or its affiliates or with respect to any future transactions to which Nautilus or any of its affiliates will or may be a party.

No Transactions Requiring Disclosure Pursuant to Item 404(a) of Regulation S-K

        No participant in this solicitation or any associate of any participant in this solicitation has any relationships that would require disclosure pursuant to Item 404(a) of Regulation S-K.

No Convictions in a Criminal Proceeding

        No participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last ten years.

ANNEX B

Voting Securities and Principal Holders Thereof Other than Sherborne Investors

Beneficial Owners of Nautilus Stock

        Except for information relating to Sherborne Investors, which we have provided, the following table is based solely upon the information contained in the revised preliminary proxy statement filed by Nautilus on November 2, 2007, and summarizes certain information regarding the beneficial ownership of Shares as of October 15, 2007 (except as otherwise noted) by: (1) each director and each of Nautilus' director nominees; (2) each executive officer whose name appears in the summary compensation table of the Nautilus Special Meeting Proxy Statement; (3) all persons that Nautilus knows are beneficial owners of more than 5% of the Common Stock; and (4) all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the Shares listed.

	Total Shares Beneficially Owned		Shares Covered by Options(2)	Percentage Beneficially Owned(1)
Name and Address of Beneficial Owners
Sherborne Investors LP 135 East 57th Street New York, NY 10022	7,885,626	(3)	—	25.00%
Snyder Capital Management, L.P. One Market Plaza, Stuart Tower, Suite 1200 San Francisco, CA 94105	3,114,630	(4)	—	9.87%
ICM Asset Management, Inc. 601 W. Main Avenue, Suite 600 Spokane, WA 99201	2,073,089	(5)	—	6.57%
U.S. Bancorp 800 Nicollet Mall Minneapolis, MN 55402	1,954,168	(6)	—	6.19%
SCSF Equities, LLC 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486	3,122,853	(7)	—	9.89%
Current Non-Employee Directors
Peter A. Allen, Director	23,500		22,500	*
Ronald P. Badie, Director	10,000		7,500	*
Evelyn V. Follit, Director	0		0	*
Donald W. Keeble, Director	17,500		17,500	*
Diane L. Neal, Director	17,500		17,500	*
Marvin G. Siegert, Director	9,000		7,500	*
Current Named Executive Officers
Robert S. Falcone, Director and Officer	25,500		22,500	*
Juergen Eckmann, Officer	15,125		12,625	*
Timothy Joyce, Officer	0		0	*
William D. Meadowcroft, Officer	52,800		40,750	*
Darryl K. Thomas, Officer	28,000		28,000	*
Current Directors and Executive Officers as a Group (15 persons)	321,159		285,000	1.01%

*
Less than 1%.

(1)
All percentages have been calculated based on 31,545,136 Shares issued and outstanding at October 15, 2007. Shares which the person or group has the right to acquire within 60 days after October 15, 2007 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)
Includes currently exercisable options and options exercisable within 60 days after October 15, 2007.

(3)
Sherborne Investors LP's beneficial ownership is as of the date of this proxy statement. For information regarding Sherborne Investors' beneficial ownership of Shares, see "Beneficial Ownership of Nautilus Common Stock by Participants" in Annex A.

(4)
Information based on a Schedule 13G filed by Snyder Capital Management, L.P. on February 14, 2007. Snyder Capital Management, L.P. disclosed shared voting power as to 2,801,400 Shares and shared dispositive power as to 3,114,630 Shares.

(5)
Information based on a Schedule 13G filed by ICM Asset Management, Inc. on February 14, 2007. ICM Asset Management, Inc. disclosed shared voting power as to 1,097,946 Shares and shared dispositive power as to 2,073,089 Shares.

(6)
Information based on a Schedule 13G filed by U.S. Bancorp and its investment advisor, FAF Advisors, Inc., on January 31, 2007. U.S. Bancorp disclosed shared power to vote or to direct vote as to 1,954,168 Shares and shared power to dispose or to direct the disposition as to 1,931,168 Shares. U.S. Bancorp's financial advisor, FAF Advisors, Inc. disclosed shared power to vote or to direct vote as to 1,922,519 Shares and shared power to dispose or to direct the disposition as to 1,922,519 Shares.

(7)
Information based on a Schedule 13D filed by SCSF Equities, LLC on June 28, 2007. SCSF Equities, LLC disclosed shared power to vote or to direct vote as to 3,122,853 Shares and shared power dispose or to direct the disposition as to 3,122,853 Shares.

B-2

        Tell the Board what you think! Your vote is important. No matter how many Shares you own, please give Sherborne Investors your proxy:

  •
  FOR the removal of the existing directors specified in Proposal 1;

  •
  FOR the amendment of the Bylaws to allow only the shareholders to fill any vacancies on the Board resulting from the removal of directors by shareholders as specified in Proposal 2;

  •
  FOR the amendment of the Bylaws to fix the number of directors serving on the Board at seven as specified in Proposal 3;

  •
  FOR the election of our nominees named in this proxy statement as specified in Proposal 4; and

  •
  FOR the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of Proposals 1 through 4.

You can vote your Shares by taking three steps:

  •
  SIGNING the enclosed GREEN proxy card;

  •
  DATING the enclosed GREEN proxy card; and

  •
  MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

        If any of your Shares are held in the name of a broker, bank or other nominee, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares. We urge you to confirm to D.F. King & Co. in writing at the address provided below the instructions you give to your broker, bank or other nominee so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

        If you have any questions, require assistance in voting your Shares, or need additional copies of our proxy materials, please call D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All others call toll free: (800) 628-8532
Email: sherborne@dfking.com

NAUTILUS, INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY SHERBORNE INVESTORS LP, SHERBORNE INVESTORS GP, LLC, SHERBORNE INVESTORS MANAGEMENT LP, SHERBORNE INVESTORS MANAGEMENT GP, LLC, SHERBORNE STRATEGIC FUND A, LLC, SHERBORNE STRATEGIC FUND B, LLC,
NOTTINGHAM INVESTORS LLC AND EDWARD J. BRAMSON, (COLLECTIVELY, "SHERBORNE
INVESTORS") AND NOT BY THE BOARD OF DIRECTORS OF NAUTILUS, INC.

The undersigned shareholder of Nautilus, Inc. ("Nautilus") hereby appoints Edward J. Bramson or Gerard L. Eastman, or either of them acting in the absence of the other, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the special meeting of shareholders of Nautilus to be held at 16400 SE Nautilus Drive, Vancouver, Washington on December 18, 2007, 10:00 a.m. local time and at any adjournment, postponement, continuation or rescheduling of the special meeting, with authority to vote all Shares held or owned by the undersigned in accordance with the directions indicated herein.

This proxy, when properly executed, will cause your shares of Nautilus common stock, no par value (the "Shares" or "Common Stock") to be voted as you direct. If you return this proxy, properly executed, without specifying a choice, your Shares will be voted FOR Proposals 1 through 3, FOR ALL on Proposal 4 and FOR Proposal 5.

SEE REVERSE	SEE REVERSE

SIDE	SIDE

(Continued and to be signed on the reverse side)

SHERBORNE INVESTORS RECOMMENDS THAT YOU VOTE FOR THE REMOVAL OF "ALL" THE INCUMBENT DIRECTORS SPECIFIED IN PROPOSAL 1 BELOW, FOR PROPOSALS 2 AND 3 BELOW, "FOR ALL" NOMINEES IN PROPOSAL 4 BELOW AND FOR PROPOSAL 5.

1.
To remove each of the following four incumbent members of Nautilus' board of directors (the "Board") and any other person elected or appointed to the Board by the members of the Board since April 4, 2007 to fill any vacancy on the Board or any newly-created directorships:

(01) Peter A. Allen	☐ FOR	☐ AGAINST	☐ ABSTAIN

(02) Evelyn Follit	☐ FOR	☐ AGAINST	☐ ABSTAIN

(02) Donald W. Keeble	☐ FOR	☐ AGAINST	☐ ABSTAIN

(04) Diane L. Neal	☐ FOR	☐ AGAINST	☐ ABSTAIN

(05) Any other person elected or appointed to the Board by the members of the Board since April 4, 2007 to fill any vacancy on the Board or any newly-created directorships.	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.
To amend Section 2.4 of Article II of Nautilus' Amended and Restated Bylaws (the "Bylaws"), to provide that any vacancies on the Board resulting from the removal of directors by the shareholders of Nautilus may not be filled by the Board and shall only be filled by the shareholders of Nautilus.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
To amend Section 2.2 of Article II of the Bylaws to fix the number of directors serving on the Board at seven; provided, however, that such number may be decreased (but not increased) pursuant to resolution of the Board.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.
To the extent shareholders vote to remove incumbent directors pursuant to Proposal 1 above, to elect the following four nominees to the Board:

  (01) Edward J. Bramson

  (02) Gerard L. Eastman

  (03) Michael A. Stein

  (04) Richard A. Horn

  provided, however, to the extent shareholders approve the removal of some, but fewer than all, of the incumbent directors listed in Proposal 1, the nominees above are proposed to be elected to the Board in the following order until all of the vacancies created by the removal of incumbent directors pursuant to Proposal 1 are filled: nominee Bramson, nominee Eastman, nominee Stein and nominee Horn.

☐	FOR ALL	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT
nominees listed above		to vote for all nominees listed above		(indicate exceptions as noted below)

(Authority to vote for any individual nominee(s) may be withheld by striking out the name(s) of such nominee(s) above or by writing the nominee's name in the space provided below.)

5.
To approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of Proposals 1 to 4.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the special meeting of Nautilus shareholders, and any adjournment or postponement thereof.
Date	, 2007	Title	Signature		Additional Signature
				(Please sign exactly as your name appears to the left)		(if held jointly)

QuickLinks

Nautilus, Inc. Selected Operating Data
SPECIAL MEETING OF SHAREHOLDERS OF NAUTILUS, INC.
PROXY STATEMENT OF
SHERBORNE INVESTORS LP, SHERBORNE INVESTORS GP, LLC, SHERBORNE INVESTORS MANAGEMENT LP, SHERBORNE INVESTORS MANAGEMENT GP, LLC, SHERBORNE STRATEGIC FUND A, LLC, SHERBORNE STRATEGIC FUND B, LLC, NOTTINGHAM INVESTORS LLC AND EDWARD J. BRAMSON
SCHEDULE I PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED BYLAWS OF NAUTILUS, INC.
ANNEX A CERTAIN INFORMATION CONCERNING THE PARTICIPANTS IN THIS SOLICITATION
ANNEX B
NAUTILUS, INC.
PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS